EXHIBIT 21.03

CONSENT OF KPMG LLP

The Board of Directors

VeriSign, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-45237, 333-46803, 333-58583, 333-82941, 333-39212, 333-50072, 333-53230, 333-59458, 333-69818, 333-75236, 333-86178, 333-86188, 333-106395 and 333-113431) on Form S-8, and registration statements (Nos. 333-74393, 333-77433, 333-89991, 333-94445, 333-72222, and 333-76386) on Form S-3 of VeriSign, Inc. of our report dated January 29, 2004, except for note 16 which is as of March 8, 2004, relating to the consolidated balance sheets of VeriSign, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity, comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears elsewhere in this Form 10-K.

Our report refers to a change in accounting for business combinations and goodwill.

Mountain View, California

March 15, 2004